Exhibit 99.1

Contact: Ed Dickinson Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Resignation of Ryan Bogan
ST. LOUIS, November 14, 2012 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace, defense and technology markets, today announced the resignation of Ryan Bogan, Chief Operating Officer.  Mr. Bogan, who has been LMI’s Chief Operating Officer since July 2011, has now decided to pursue other business interests.

“During his tenure with LMI, Ryan has distinguished himself as an effective leader who has developed our design-build infrastructure, established our Innovation team and strengthened our project management team,” said Ronald S. Saks, Chief Executive Officer of LMI.  “In addition, Ryan continued to be a valuable resource to our engineering divisions and authored our Greenfield expansion at our manufacturing plant in Savannah.  Most important, he expanded our senior leadership group, creating substantially more depth of talented people capable of carrying forward his strategic vision.”

-more-

LMI Aerospace Announces
Bogan Resignation

The company has not named a successor at this time, but will be evaluating its existing organizational structure and will consider adding additional senior management in order to manage the growth it foresees in 2013 and beyond.
LMI Aerospace, Inc. is a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace, defense and technology markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

###